Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated November 13, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PN28

Principal Amount (in Specified Currency): $20,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: November 13, 2007

Original Issue Date: November 20, 2007

Stated Maturity Date: November 20, 2009

Interest Rate: 4.42% per annum

Interest Payment Dates: Semi-annually on each May 20 and November 20, commencing May 20, 2008

Net Proceeds to Issuer: 100.0%

Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.

Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.

Redemption Dates: November 20, 2008 and each Interest Payment Date thereafter

Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: No

Yield to Maturity:

Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $50,000 and $50,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated